                                                                    EXHIBIT 12.2
                           EAGLE FAMILY FOODS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                        (THOUSANDS EXCEPT RATIO AMOUNTS)



                                                                                                           PRO FORMA
                                                                                    SIXTY-FOUR DAY      FOR THE THREE MONTHS
                                                                PRO-FORMA            PERIOD ENDED             ENDED
                                                           DECEMBER 31, 1997         MARCH 28, 1998       MARCH 28, 1998
                                                           ---------------------    ----------------    ---------------------

ADJUSTED EARNINGS
-----------------
Income (loss) before income taxes                                $ 6,369              $(36,274)                 $(7,088)

Portion of rent ($110 in 1997 and $400 in 1998)
representative of interest                                            37                    23                       32


Interest on indebtedness                                          25,959                 4,672                    6,307
                                                                 -------               -------                    -----
        Total earnings (loss) as adjusted                        $32,365              $(31,579)                   $(749)
                                                                 =======              ========                    =====

FIXED CHARGES
-------------
Portion of rent representative of interest                       $    37                   23                 $      32

Interest on indebtedness                                          25,959                4,672                     6,307
                                                                 -------             --------                 ---------

        Total fixed charges                                      $25,996                4,695                 $   6,339
                                                                 -------             --------                 ---------
Deficiency of earnings                                                --             $(36,274)                $  (7,088)
Ratio of earnings to fixed charges                                  1.2x                   --(a)                    --(b)
                                                                 -------             ---------                ----------




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(a) As earnings for the sixty-four day period ended March 28, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $36.0 million.

(b) As pro forma earnings for the three months ended March 28, 1998 were in adequate to cover fixed charges a ratio of earnings to fixed charges for the period has not been presented. The deficency of earnings to fixed charges was approximately $7.0 million.